Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

February 11, 2008

Energroup Holdings Corporation
No. 9, Xin Yi Street, Ganjingzi District
Dalian City, Liaoning province, PRC 116039

Re:  Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Energroup Holdings Corporation, a Nevada corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 7,727,271 shares of the Company’s common stock, par value $0.001 (the “Shares”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares, the Company’s Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, relevant laws in the Nevada Revised Statutes, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares were legally issued, and are fully paid, and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP